Exhibit 10.10

AMENDMENT TO

PHANTOM STOCK LONG TERM INCENTIVE PLAN

Great Western Bank, an Iowa banking corporation, and                          (the “Participant”) are parties to a Phantom Stock Long Term Incentive Plan (the “Plan”) dated                         .

Due to the adoption of Section 409A of the Internal Revenue Code, the parties deem it advisable to amend the Plan as follows:

Section 7 of the Plan is hereby deleted, and the following is adopted in lieu thereof:

7. Payment on Retirement or Disability. The total amount accrued to your account pursuant to paragraph 4 hereof shall be paid to you in 120 equal monthly installments, beginning on the 31st day of January following the year in which you shall have terminated your employment with Bank due to retirement after having attained an age of not less than 65 years, or in the month following the month in which such employment is terminated due to your becoming disabled, as defined in paragraph 7A hereof. In the event of termination of employment prior to age 65 for reasons other than disability or death, the monthly payments shall begin in January of the year following the year in which you attain age 65; provided, if, following termination for such other reasons, you thereafter become disabled, as defined in paragraph 7A hereof, prior to attaining age 65, the Bank shall commence the payments in the month following the month in which such disability is determined, based on the then present value of the accrued amounts, such present value to be computed based on the then current rate for ten year U.S. Government Bonds.

7A. DISABLED: — For purposes of this Plan, a participant shall be considered disabled if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

The following paragraph shall be added as an additional Plan provision:

Amendment. The terms and conditions of this Agreement may be amended only by a written document signed by the parties which expressly amends this Agreement; provided, however, the Employee hereby consents to such amendments to the Agreement as deemed necessary or appropriate to comply with the applicable requirements of Section 409A of the Internal Revenue Code and the regulations thereunder to assure that the benefits provided by this Agreement are not includable in the Employee’s gross income before being paid pursuant to this Agreement.

Except as herein amended, the Plan shall remain in full force and effect.

Dated January 31, 2005

GREAT WESTERN BANK Clive, Iowa

By
President

Participant